UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. 1)*

                             DOT HILL SYSTEMS CORP.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    10316R108
                                 (CUSIP Number)

                                 AUGUST 31, 1999
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-l(b)

                                /x/ Rule 13d-l(c)

                                / / Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                          ---------------------------

CUSIP NO. 10316R108                                            PAGE 2 OF 9 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Hollybank Investments, LP
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
                                                                         (b) /x/

--------------------------------------------------------------------------------

3          SEC USE ONLY

--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER
  NUMBER OF
   SHARES             1,025,660
                 ---------------------------------------------------------------
 BENEFICIALLY
  OWNED BY       6    SHARED VOTING POWER
   EACH
 REPORTING            0
                 ---------------------------------------------------------------
  PERSON
   WITH          7    SOLE DISPOSITIVE POWER

                      1,025,660
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,025,660
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                           / /

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.3% (See Note 1)
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 23,828,000 shares of Common Stock outstanding as of September 3, 1999.

                                  SCHEDULE 13G

---------------------------                          ---------------------------

CUSIP NO. 10316R108                                            PAGE 3 OF 9 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Thistle Investments LLC
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
                                                                         (b) /x/

--------------------------------------------------------------------------------

3          SEC USE ONLY

--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER
  NUMBER OF
   SHARES             90,780
                 ---------------------------------------------------------------
 BENEFICIALLY
  OWNED BY       6    SHARED VOTING POWER
   EACH
 REPORTING            0
                 ---------------------------------------------------------------
  PERSON
   WITH          7    SOLE DISPOSITIVE POWER

                      90,780
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           90,780
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                           / /

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.4% (See Note 1)
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 23,828,000 shares of Common Stock outstanding as of September 3, 1999.

                                  SCHEDULE 13G

---------------------------                          ---------------------------

CUSIP NO. 10316R108                                            PAGE 4 OF 9 PAGES
---------------------------                          ---------------------------


--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
1          SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

           Dorsey R. Gardner
--------------------------------------------------------------------------------

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
                                                                         (b) /x/

--------------------------------------------------------------------------------

3          SEC USE ONLY

--------------------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------

                 5    SOLE VOTING POWER
  NUMBER OF
   SHARES             93,300 **Please refer to item 4, Page 6 for disclaimer
                      of beneficial ownership
                 ---------------------------------------------------------------
 BENEFICIALLY
  OWNED BY       6    SHARED VOTING POWER
   EACH
 REPORTING            0
                 ---------------------------------------------------------------
  PERSON
   WITH          7    SOLE DISPOSITIVE POWER

                      93,300 **Please refer to item 4, Page 6 for disclaimer
                      of beneficial ownership
                 ---------------------------------------------------------------

                 8    SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           93,300 **Please refer to item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                           /x/

--------------------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.4 (See Note 1) **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 23,828,000 shares of Common Stock outstanding as of September 3, 1999.

                                  SCHEDULE 13G

---------------------------                          ---------------------------

CUSIP NO. 10316R108                                            PAGE 5 OF 9 PAGES
---------------------------                          ---------------------------


ITEM 1(a). NAME OF ISSUER:

         Dot Hill Systems Corp. (the "Company").

ITEM I(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         161 Avenue of the Americas, New York, New York  10013.

ITEM 2(A). NAME OF PERSON FILING:

         The Persons filing this statement are Hollybank Investments, LP, a Delaware limited Partnership ("LP"), Thistle Investments LLC, a Delaware limited liability company ("LLC") and Dorsey R. Gardner, the general partner of LP and managing member of LLC ("Gardner").

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

         The Business Address of Gardner, LLC and LP is P.O. Box 190240, Miami Beach, Florida 33119.

ITEM 2(C). CITIZENSHIP:

         Hollybank Investments, LP - Delaware
         Thistle Investments LLC - Delaware
         Dorsey R. Gardner - U.S.A.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         The title of the class of equity securities to which this statement relates is the Common Stock, par value $.01 per share (the "Shares"), of the Company.

ITEM 2(E). CUSIP NUMBER:

         10316R108

                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 10316R108                                            PAGE 6 OF 9 PAGES
--------------------------------                     ---------------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)//   Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)//   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)//   Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c);
(d)// Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)//   An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)//   An employee benefit plan or endowment fund in  accordance  with  13d- I
        (b)(I)(ii)(F);
(g)// A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)// A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)// A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j)//   Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.

ITEM 4. OWNERSHIP:

         The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

         As of the date of this statement, LP is the beneficial owner of 1,025,660 Shares and LLC is the beneficial owner of 90,780 Shares. Gardner, as general partner of LP and managing member of LLC may be deemed to beneficially own Shares beneficially owned by LP and LLC. Except to the extent of his interest as a limited partner in LP and a member of LLC, Gardner expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner is the beneficial owner of the Shares owned by LP or LLC and covered by this statement.

                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 10316R108                                            PAGE 7 OF 9 PAGES
--------------------------------                     ---------------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 10316R108                                            PAGE 8 OF 9 PAGES
--------------------------------                     ---------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September __, 1999

                                    HOLLYBANK INVESTMENTS, LP

                                    BY:/s/ Timothy G. Caffrey
                                       ----------------------
                                            Timothy G. Caffrey
                                            General Partner

                                    THISTLE INVESTMENTS LLC

                                    BY:/s/ Timothy G. Caffrey
                                       ----------------------
                                            Timothy G. Caffrey
                                            Managing Member

                                    Dorsey R. Gardner

                                    BY:/s/ Timothy G. Caffrey
                                       ----------------------
                                            Timothy G. Caffrey, Attorney-in-Fact



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

--------------------------------                     ---------------------------

CUSIP NO. 10316R108                                            PAGE 9 OF 9 PAGES
--------------------------------                     ---------------------------


                                  EXHIBIT INDEX



         1. Joint Filing Agreement. Incorporated by reference to Exhibit 1 to the Schedule 13G filed electronically with the Securities and Exchange Commission on June 7, 1999 (Accession No. 0000898432-99-000685).

         2.    Power of Attorney. Filed herewith.

                                  Exhibit 99.2

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints Timothy G. Caffrey, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in each the undersigned's individual capacity, as a general partner by Hollybank Investments, LP ("LP") and as a managing member of Thistle Investments LLC ("LLC"), Schedule 13G and any amendments thereto in accordance with Section 13 of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all act for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13G and any amendments thereto and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is LP or LLC assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13G and any amendments thereto with respect to the undersigned's holdings of and transactions in securities issued by LP and LLC, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of September, 1999.

                                      /s/ Dorsey R. Gardner
                                      ---------------------
                                      Signature

                                      Dorsey R. Gardner, individually and as
                                      General Partner of Hollybank Investments,
                                      LP and Managing Member of Thistle
                                      Investments LLC